EXHIBIT 1

The following persons may be deemed members of a group filing this Schedule 13G under Rule 13d-1(c):

USN College Marketing, L.P.
USN College Marketing, Inc.
Mortimer B. Zuckerman
MBZ Trust of 1996
Edward H. Linde
Fred Drasner







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